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                                                                     EXHIBIT 2.2

                      CERTIFICATE OF OWNERSHIP AND MERGER
                                    MERGING
                          SANTA FE PACIFIC CORPORATION
                                      INTO
              THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
                        --------------------------------

                     Pursuant to Section 253 of the General
                    Corporation Law of the State of Delaware
                        --------------------------------

     Santa Fe Pacific Corporation, a Delaware corporation (the "Corporation"), desiring to merge itself with and into The Burlington Northern and Santa Fe Railway Company, a Delaware corporation and a wholly owned subsidiary of the Corporation (the "Subsidiary"), pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), DOES HEREBY CERTIFY AS FOLLOWS:

     FIRST: That the Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

     SECOND: That the Board of Directors of the Corporation, by the following resolutions duly adopted by unanimous written consent (but subject to the approval of the sole stockholder of the Corporation) as of the 15th day of December 1997, determined to merge itself with and into the Subsidiary:

          RESOLVED, that the Corporation merge itself with and into The Burlington Northern and Santa Fe Railway Company, a Delaware corporation and a wholly owned subsidiary of the Corporation (the "Subsidiary"), which, as the surviving corporation upon consummation of the merger, assume all of the Corporation's liabilities and obligations; and that the Certificate of Incorporation and by-laws of the Subsidiary as in force and effect at the effective time of the merger shall continue to be, respectively, the Certificate of Incorporation and by-laws of the surviving corporation until amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware;

          FURTHER RESOLVED, that the directors and officers in office of the Subsidiary at the effective time of the merger shall be, respectively, the members of the Board of Directors and the officers of the surviving corporation, all of whom shall hold their respective directorships and offices until the election and qualification of their respective successors or until their tenure is

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     otherwise terminated in accordance with the by-laws of the surviving corporation;

          FURTHER RESOLVED, that each share of common stock of the Corporation issued and outstanding immediately prior to the effective time of the merger shall, at the effective time of the merger, by virtue of the merger and without any action on the part of the holder thereof, be converted into one (1) share of common stock, par value $1.00 per share, of the Subsidiary, certificates for which shall be issued to the sole stockholder of the Corporation upon surrender to the Subsidiary of any certificates for shares of capital stock of the Corporation, and such shares of common stock of the Subsidiary shall be fully paid and non-assessable;

          FURTHER RESOLVED, that each share of common stock of the Subsidiary issued and outstanding immediately prior to the effective time of the merger shall, at the effective time of the merger, by virtue of the merger and without any action on the part of the holder thereof, be canceled and retired, and cease to exist, and shall not be converted into any shares of capital stock of the Subsidiary or the right to receive cash or other property;

          FURTHER RESOLVED, that the proposed merger be submitted to the sole stockholder of the Corporation for its approval and it is recommended that such merger be so approved by such sole stockholder;

          FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed to make, execute and acknowledge, in the name and on behalf of the Corporation, and to file in the proper public offices, a Certificate of Ownership and Merger, setting forth a copy of these resolutions;

          FURTHER RESOLVED, that the merger of the Corporation with and into the Subsidiary shall become effective as of the close of business on January 2, 1998;

          FURTHER RESOLVED, that at any time prior to the filing of the Certificate of Ownership and Merger with the Secretary of State of Delaware, the Board of Directors of the Corporation, or any duly authorized committee thereof, may determine not to effect the merger of the Corporation with and into the Subsidiary;

          FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed to take such further action and

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     to execute such certificates and other documents as any such officer, in his or her discretion, shall deem necessary or advisable to consummate the merger of the Subsidiary into the Corporation and to effect the foregoing resolutions.

     THIRD: That the merger has been approved by the sole stockholder of all of the outstanding capital stock of the Corporation entitled to vote by written consent in accordance with Section 228 of the DGCL.

     FOURTH: That the Corporation does hereby merge itself with and into the Subsidiary, as the surviving corporation, effective as of the close of business on January 2, 1998.

     IN WITNESS WHEREOF, Santa Fe Pacific Corporation has caused this Certificate to be executed by the undersigned as of this 15th day of December 1997.

                                    SANTA FE PACIFIC CORPORATION



                                    By: /s/ ROBERT D. KREBS
                                      -------------------------------------
                                         Robert D. Krebs
                                         Chairman, President and
                                         Chief Executive Officer


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